Exhibit 10.1

DATED JULY 30, 2016

FLEETMATICS GROUP PLC

AND

VERIZON COMMUNICATIONS INC.

EXPENSES REIMBURSEMENT AGREEMENT

CONTENTS

Clause		Page

1.	DEFINITIONS	1

2.	VERIZON REIMBURSEMENT	6

3.	GENERAL	10

i

THIS AGREEMENT is made as a deed on July 30, 2016

BETWEEN:

1.	Verizon Communications Inc. a corporation incorporated in the State of Delaware (hereinafter called “Verizon”) and

2.	Fleetmatics Group Public Limited Company, a public limited company incorporated in Ireland (hereinafter called “Fleetmatics”).

RECITALS:

1.	Verizon has agreed to make a proposal to acquire Fleetmatics on the terms set out in the Rule 2.5 Announcement (as defined below) and the Transaction Agreement (as defined below) and Fleetmatics has agreed to reimburse certain third party costs and expenses incurred and to be incurred by Verizon for the purposes of, in preparation for, or in connection with the Acquisition (as defined below) if the Transaction Agreement is terminated in certain circumstances and the Acquisition does not proceed.

2.	This Expenses Reimbursement Agreement (this “Agreement”) sets out the agreement between the Parties (as defined below) as to, among other things, the reimbursement in certain circumstances by Fleetmatics of certain expenses incurred and to be incurred by Verizon for the purposes of, in preparation for, or in connection with the Acquisition (as defined below).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement (including in the Recitals), the following words and expressions shall have the meanings set opposite them:

“Acquisition”, the proposed acquisition by Bidco of Fleetmatics by means of the Scheme or a takeover offer (and any such Scheme or takeover offer as it may be revised, amended or extended from time to time) pursuant to the Transaction Agreement (whether by way of the Scheme or such takeover offer) (including the payment by Bidco of the aggregate cash consideration pursuant to the Scheme or such takeover offer), to be described in the Rule 2.5 Announcement and provided for in the Transaction Agreement;

“Act”, the Companies Act 2014 and every modification and re-enactment thereof for the time being in force;

“Acting in Concert”, shall have the meaning given to that term in the Takeover Panel Act;

“Actions”, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlement or enforcement actions by, from or before any Relevant Authority;

“Agreed Form”, in relation to any document, the form of that document which has been agreed to by or on behalf of each of the Parties;

“Agreement”, shall have the meaning given to that term in the Recitals;

“Antitrust Laws”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation, competition, antitrust or restraint of trade;

“Antitrust Order”, any legislative, administrative or judicial action, decree, judgment, injunction, decision or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Acquisition or any other transactions contemplated by the Transaction Agreement under any Antitrust Law;

“Bidco”, Verizon Business International Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands;

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cap”, shall have the meaning given to that term in Clause 2.1;

“Concert Parties”, such persons as are deemed to be acting in concert with Verizon pursuant to Rule 3.3 of Part A of the Takeover Rules;

“Conditions”, the conditions to the Scheme and the Acquisition set out in Part A of Appendix I of the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Court Hearing”, the hearing by the High Court of the Petition to sanction the Scheme under Section 449 to 455 of the Act;

“Court Order”, the order or orders of the High Court sanctioning the Scheme under Sections 449 to 455 of the Act and confirming the reduction of capital necessary to implement the Scheme under Sections 84 and 85 of the Act;

“Court Meeting”, the meeting or meetings of the Fleetmatics Shareholders (and any adjournment thereof) convened pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Fleetmatics necessary to implement the Scheme, changes to the articles of association of Fleetmatics and such other matters as Fleetmatics reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by Verizon (such approval not to be unreasonably withheld, conditioned or delayed);

“End Date”, December 31, 2016; provided, that if as of such date all Conditions (other than (i) Conditions 3(a) and/or 3(b), (ii) Condition 3(d) (if, in the case of this clause (ii), the reason for the failure of such Condition is an Antitrust Order) and/or (iii) Conditions 2(c) and 2(d) (if, in the case of this clause (iii), the reason for the failure of such Conditions is the failure of the Conditions set forth in clause (i) and/or (ii) of this definition to have been satisfied)) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be extended to August 1, 2017 and in such case all references in this Agreement to the “End Date” shall be deemed to be to August 1, 2017;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Fleetmatics Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Fleetmatics”, shall have the meaning given to that term in the Preamble;

“Fleetmatics Alternative Proposal”, any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Verizon or any of its Concert Parties or any person Acting in Concert with Verizon pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Fleetmatics by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 20% or more of the assets of Fleetmatics and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Fleetmatics’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 20% or more of the outstanding Fleetmatics Ordinary Shares; (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Fleetmatics as a result of which the holders of Fleetmatics Ordinary Shares immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof; or (v) any combination of the foregoing;

“Fleetmatics Board”, the board of directors of Fleetmatics;

“Fleetmatics Shareholders”, the holders of Fleetmatics Ordinary Shares;

“Fleetmatics Ordinary Shares”, the ordinary shares of €0.015 each in the capital of Fleetmatics;

“Fleetmatics Superior Proposal”, a written bona fide Fleetmatics Alternative Proposal made by any person that the Fleetmatics Board determines in good faith (after consultation with Fleetmatics’ financial advisor and outside legal counsel) is more favourable to the Fleetmatics Shareholders than the transactions contemplated by the Transaction Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Fleetmatics Board considers in good faith to be appropriate (it being understood that, for purposes of the definition of “Fleetmatics Superior Proposal”, references to “20%” in the definition of Fleetmatics Alternative Proposal shall be deemed to refer to “75%”);

“High Court”, the High Court of Ireland;

“Irrecoverable VAT”, in relation to any person, any amount in respect of VAT which that person (or a member of the same VAT Group as that person) has incurred and in respect of which neither that person nor any other member of the same VAT Group as that person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with section 59 of the Value Added Tax Consolidation Act 2010 and any regulations made under that Act or similar provision in any other jurisdiction;

“Law” means any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit issued, enacted, promulgated, implemented or otherwise effected by or under the authority of any Relevant Authority;

“Panel”, the Irish Takeover Panel;

“Parties”, Fleetmatics and Verizon and “Party” shall mean either Fleetmatics, on the one hand, or Verizon, on the other hand (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the United States Securities Exchange Act of 1934, as amended), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Petition”, the petition to the High Court seeking the Court Order;

“Pre-Sanction Period”, the period beginning at 12:01 a.m., New York City time on the tenth day prior to the date most recently scheduled and publicly announced as the date of the Court Hearing (as such date may be rescheduled and publicly announced from time to time in accordance with the Transaction Agreement, including without limitation, Clause 3.1(q) of the Transaction Agreement, and applicable Law) and ending at 5:00 p.m., New York City time, on the day immediately preceding such date most recently scheduled and publicly announced as the date of the Court Hearing; provided, that, for the avoidance of doubt, if the date Court Hearing is so rescheduled and publicly announced as such, then such period shall be determined in reference to the date of such rescheduled and publicly announced Court Hearing;

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, division, political subdivision, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank, public international organisation or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Panel, the High Court and the U.S. Securities and Exchange Commission;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme, which will be set out in the Scheme Document;

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules in accordance with the Transaction Agreement (and annexed to the Transaction Agreement);

“Scheme”, the proposed scheme of arrangement pursuant to Sections 449 to 455 of the Act and the capital reduction under Sections 84 and 85 of the Act necessary to effect the proposed scheme of arrangement pursuant to the Transaction Agreement, in such terms and form as the Parties, acting reasonably, mutually agree, and as reflected on Schedule 7.8 of the Transaction Agreement, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Recommendation”, the recommendation of the Fleetmatics Board that Fleetmatics Shareholders vote in favour of the Resolutions;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended);

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2013, as amended;

“Tax Authority”, any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to taxes (including the Internal Revenue Service and the Irish Revenue Commissioners and any similar state, local, or non-U.S. revenue agency);

“Transaction Agreement”, the transaction agreement dated July 30, 2016 between Fleetmatics, Verizon and Bidco;

“VAT”, any tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and any tax similar to or replacing same;

“VAT Group”, a group as defined in Section 15 of the Value Added Tax Consolidation Act 2010 and any similar VAT grouping arrangement in any other jurisdiction;

“Verizon”, shall have the meaning given to that term in the Preamble;

“Verizon Payment Events”, shall have the meaning given to that term in Clause 2.2; and

“Verizon Reimbursement Payments”, shall have the meaning given to that term in Clause 2.1.

1.2	Construction

(a)	In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)	In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, schedule, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)	In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and vice versa and the singular number shall include the plural and vice versa.

(e)	In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)	In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)	In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3	Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4	Time

References to times are to New York City times unless otherwise specified.

2.	VERIZON REIMBURSEMENT

2.1	In consideration for the issuance of the Rule 2.5 Announcement, Fleetmatics agrees to pay to Verizon, if any Verizon Payment Event occurs, an amount equal to all documented, specific and quantifiable third party costs and expenses incurred by Verizon, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including but not limited to, exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, arranging financing and engaging advisers to assist in the process (the payments provided for in this Clause 2.1, the “Verizon Reimbursement Payments”); provided that the gross amount payable to Verizon pursuant to this Agreement shall not, in any event, exceed such sum as is equal to 1% of the total value of the issued share capital of Fleetmatics that is the subject of the Acquisition (excluding, for the avoidance of doubt, any treasury shares and any interest in such share capital of Fleetmatics held by Verizon or any Concert Parties of Verizon) as ascribed by the terms of the Acquisition as set out in the Rule 2.5 Announcement (the “Cap”). The amount payable by Fleetmatics to Verizon under this Clause 2.1 will exclude any amounts in respect of VAT incurred by Verizon attributable to such third party costs other than Irrecoverable VAT incurred by Verizon.

2.2	The “Verizon Payment Events” are any one or more of the following, occurring after the issue by the Parties of the Rule 2.5 Announcement:

(a)	the Transaction Agreement is terminated (in accordance with Clause 9.1(a) of the Transaction Agreement):

(i)	for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite votes, if the Fleetmatics Board or any committee thereof has:

(A)	withdrawn or failed to make when required pursuant to the Transaction Agreement (or qualified or modified in any manner adverse to Verizon), or proposed publicly to withdraw or fail to make when required pursuant to the Transaction Agreement (or qualify or modify in any manner adverse to Verizon), the Scheme Recommendation or the recommendation contemplated by Clause 3.6(c)(iii) of the Transaction Agreement, or

(B)	approved, recommended or declared advisable, or proposed publicly to approve, recommend or declare advisable, any Fleetmatics Alternative Proposal, or

(C)	otherwise taken any action that is or is deemed to be a “Fleetmatics Change of Recommendation” under the Transaction Agreement;

(it being understood, for the avoidance of doubt, that the provision by Fleetmatics to Verizon of notice or information in connection with a Fleetmatics Alternative Proposal or Fleetmatics Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, satisfy this Clause 2.2(a)(i)); or

(ii)	by Fleetmatics, at any time prior to obtaining the Fleetmatics Shareholder Approval, in order to enter into a definitive written agreement to implement a Fleetmatics Superior Proposal;

or

(b)	all of the following occur:

(i)	prior to the Court Meeting, a Fleetmatics Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Fleetmatics Alternative Proposal and, in each case, such disclosure or announcement is not publicly and irrevocably withdrawn without qualification at least three Business Days before the date of the Court Meeting (it being understood that, for purposes of this Clause 2.2(b)(i) and Clause 2.2(b)(iii) below, references to “20%” and “80%” in the definition of Fleetmatics Alternative Proposal shall be deemed to refer to “50%”); and

(ii)	the Transaction Agreement is terminated by either Fleetmatics or Verizon in accordance with Clause 9 of the Transaction Agreement for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite votes; and

(iii)	a Fleetmatics Alternative Proposal is consummated within 12 months after such termination, or a definitive agreement providing for a Fleetmatics Alternative Proposal is entered into within 12 months after such termination and such Fleetmatics Alternative Proposal is consummated pursuant to that definitive agreement (regardless of whether such Fleetmatics Alternative Proposal is the same Fleetmatics Alternative Proposal referred to in Clause 2.2(b)(i));

or

(c)	all of the following occur:

(i)	prior to the Court Meeting, a Fleetmatics Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Fleetmatics Alternative Proposal and, in each case, such disclosure or announcement is not publicly and irrevocably withdrawn without qualification at the time the Transaction Agreement is terminated under the circumstances specified in Clause 2.2(c)(ii); and

(ii)	the Transaction Agreement is terminated by Verizon in accordance with Clause 9 of the Transaction Agreement for the reason that either:

(A)	Fleetmatics shall have breached or failed to perform in any material respect any of its covenants or obligations contained in the Transaction Agreement or any of its representations and warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy (A) would (1) result in a failure of any of the Conditions to the Acquisition and the Scheme or of the other Conditions to Verizon’s obligations to effect the Acquisition or (2) give rise to a termination right under Clause 9.1(a)(ix) of the Transaction Agreement if it were to exist during the Pre-Sanction Period and (B) is not reasonably capable of being cured by the End Date or, if curable, Verizon shall have given Fleetmatics written notice, delivered at least 30 days prior to such termination, stating Verizon’s intention to terminate the Transaction Agreement for such reason and the basis for such termination and such breach or failure to perform shall not have been cured within 30 days following the delivery of such written notice; or

(B)

Fleetmatics shall have breached or failed to perform any of its covenants or obligations contained in the Transaction Agreement or any of its representations and warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy gave rise to a termination right under Clause 9.1(a)(ix) of the Transaction Agreement during the Pre-Sanction Period; and

(iii)	a Fleetmatics Alternative Proposal is consummated within 12 months after such termination, or a definitive agreement providing for a Fleetmatics Alternative Proposal is entered into within 12 months after such termination and such Fleetmatics Alternative Proposal is consummated pursuant to that definitive agreement (regardless of whether such Fleetmatics Alternative Proposal is the same Fleetmatics Alternative Proposal referred to in Clause 2.2(c)(i)).

2.3	For purposes of Clause 2.2(b) and Clause 2.2(c), a Fleetmatics Alternative Proposal shall not be deemed to have been publically withdrawn by any Person if, within 6 months after termination of the Transaction Agreement, Fleetmatics or any of its Subsidiaries enters into a definitive agreement providing for, or the Fleetmatics Board or Fleetmatics approves or recommends to the Fleetmatics Shareholders, or does not oppose, a Fleetmatics Alternative Proposal made by or on behalf of such Person or its Affiliates, or such a Fleetmatics Alternative Proposal is consummated.

2.4	Each request by Verizon for a Verizon Reimbursement Payment shall be:

(a)	submitted in writing to Fleetmatics no later than 60 calendar days following the occurrence of any of the Verizon Payment Events; and

(b)	accompanied by payment instructions and written invoices or written documentation supporting the request for a Verizon Reimbursement Payment; and

(c)	subject to satisfactory compliance with Clause 2.4 (b) and subject always to the Cap, fully satisfied by payment in full by Fleetmatics to Verizon in cleared, immediately available funds within 10 calendar days following receipt of such invoices or documentation by Fleetmatics.

2.5	If and to the extent that any relevant Tax Authority determines that any Verizon Reimbursement Payment is consideration for a taxable supply and that Fleetmatics (or any member of a VAT Group of which Fleetmatics is a member) is liable to account to a Tax Authority for VAT in respect of such supply and such VAT is Irrecoverable VAT, then:

(a)	the amount payable by Fleetmatics by way of any Verizon Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the payment is consideration, shall not exceed the Cap; and

(b)	to the extent that Fleetmatics has already paid an amount in respect of any Verizon Reimbursement Payment which exceeds the amount described in Clause 2.5(a) above, Verizon shall repay to Fleetmatics the portion of the Irrecoverable VAT in excess of the Cap.

2.6	Verizon confirms that it is established outside of the European Union for VAT purposes.

3.	GENERAL

3.1	This Agreement shall be governed by, and construed in accordance with, the laws of Ireland. Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts and waives, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such Action in any such court. Any Action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

3.2	This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

3.3	Notices

(a)	Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by electronic mail, to the Party to be served as follows:

(i)	if to Verizon, to:

Verizon Communications Inc.
One Verizon Way, VC44E239 Basking Ridge, New Jersey 07920
E-mail:	william.horton@verizon.com
michael.rosenblat@verizon.com
Attention:	William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary
Michael Rosenblat, Vice President, Associate General Counsel

with copies to:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006
E-mail:	eklingsberg@cgsh.com
nmarkel@cgsh.com
Attention:	Ethan A. Klingsberg
Neil R. Markel

Macfarlanes LLP
20 Cursitor Street
London EC4A 1LT
E-mail:	nicholas.barclay@macfarlanes.com
graham.gibb@macfarlanes.com
Attention:	Graham Gibb
Nicholas Barclay

and

A & L Goodbody North Wall Quay International Financial Services Centre
Dublin 1, Ireland
E-mail:	dwidger@algoodbody.com
mward@algoodbody.com
Attention:	David Widger
Mark Ward

if to Fleetmatics, to:

Fleetmatics Group PLC Block C, Cookstown Court Belgard Road
Tallaght
Dublin 24
Ireland Fax: 781-577-4615
E-mail:	Sharon.levine@fleetmatics.com
Attention:	Sharon Levine
with copies to:

Goodwin Procter LLP
100 Northern Avenue Boston, MA 02210
E-mail:	kgordon@goodwinprocter.com
jmatarese@goodwinprocter.com
jtheis@goodwinprocter.com
Attention:	Kenneth J. Gordon
James A. Matarese
Joseph C. Theis

and

Maples and Calder
75 St. Stephen’s Green
Dublin 2, Ireland
Facsimile:	+353 1 619 2001
E-mail:	edward.miller@maplesandcalder.com
patrick.quinlan@maplesandcalder.com
Attention:	Edward Miller
Patrick Quinlan

or such other postal address or e-mail address as it may have notified to the other Party in writing in accordance with the provisions of this Clause 3.3.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)	when received when sent by e-mail by the party to be notified; provided, however, that notice given by e-mail shall not be effective unless either (i) a duplicate copy of such e-mail is promptly given by one of the other methods described in this Clause 3.3 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by e-mail or any other method described in this Clause 3.3.

3.4	The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuance in force of the remainder of this Agreement.

3.5	No release, discharge, amendment, modification or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

3.6	Each Party hereto represents and warrants to the other that, assuming due authorisation, execution and delivery by the other Party hereto, this Agreement constitutes the valid and binding obligations of that Party.

3.7	Each Party hereto confirms and agrees that no provision of the Transaction Agreement shall supersede, vary or otherwise amend the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS whereof the Parties hereto have caused this Agreement to be executed and delivered as a Deed on the day and year first before WRITTEN.

GIVEN under the common seal

of FLEETMATICS

and DELIVERED as a DEED

/s/ James M. Travers

Director

[Signature Page to Expenses Reimbursement Agreement]

IN WITNESS whereof the Parties hereto have caused this Agreement to be executed and delivered as a Deed on the day and year first before WRITTEN.

EXECUTED by VERIZON BY ITS AUTHORIZED SIGNATORY:

/s/ John N. Doherty
Signature

John N. Doherty
Name

[Signature Page to Expenses Reimbursement Agreement]